Exhibit 99.1

TRANSCRIPT OF MARTEK EARNINGS CONFERENCE CALL

Moderator: Peter Buzy
June 9, 2004
3:45 pm CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Martek Biosciences, Second Quarter 2004 Earnings Release Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded, Wednesday, June 9, 2004.

Your speakers for today are Peter Buzy and Pete Linsert.

I would now like to turn the conference over to Peter Buzy, Chief Financial Officer. Please go ahead, sir.

Peter Buzy:	Good afternoon and welcome to Martek’s Second Quarter Financial Results.

First, I’d like to talk about our forward-looking statements, and then I’ll turn it over to Pete Linsert.

Our call today will contain forward-looking statements concerning among other things, expectations regarding future revenue growth, product introduction, expectations regarding sales to infant formula licensees, expectations regarding future efficiency in manufacturing, and expectations regarding the impact of the incidents at Belvidere.

These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission.

With that, I’ll turn it over to Pete Linsert.

Henry Linsert, Jr.:	Thanks Pete. I want to make a couple of comments on the numbers, and then some general comments, and then turn the presentation back to Pete Buzy. By the way, we’re getting some feedback in our line and I hope our comments are coming in clearly. As (they) say, we were getting feedback on our side, but let me begin.

As you can see from our press release, we had $42 million roughly of revenue; this is a nice jump from last year. If we had had the arachidonic acid, the — that 42 would have been well over $50 million. So the demand is looking good and unfortunately, we’ve been dealing with the shortage of the arachidonic acid.

I also want to comment on the earnings. We’re sacrificing current earnings to prepare for the future. And we’re doing that in two ways. One is — our priority is meeting orders. So we’re still operating under the inefficiencies of moving things around and transfer — inefficient transportation cost and so on.

We’re also gearing up the company for the future and that is, we’re adding people in the R&D area, especially in the “D”, which I’ll cover a little bit later, but also in SG&A, as we’re preparing for a larger company dealing with much larger revenues, so putting in the infrastructure for that day.

So I just want to point those items out. Let me go on to a couple of general comments and I’m going to really break this into demand and supply. On future demand, since we met last time at our earnings, there’s just more and more evidence of strong demand both from existing companies in the infant formula area. We believe that in the future, there’s going to be much more activity overseas and this all bodes well for the company.

We also have seen the start of the pregnant lactating program, which we hope is going to be in earnest, this fall and early winter. And also, I would say, since our last earnings call, we see much more interest in some of the large food companies. So, I’m very encouraged that our prospects for looking at significantly larger numbers over the future years is — the foundations are being laid as we speak.

Now in the supply area, I’d like to go over a couple of comments about arachidonic acid in Belvidere. I would like to correct one item in our press release, where we say that DSM will restart the production line at Belvidere tomorrow, on June 10.

Actually, they had started over a week ago in their fermentation and the last stage was this drying of the biomass that prepares it for extraction. And this was where the problem existed, in the emission system that — where the incident happened several weeks ago.

This has been corrected. As we know, about an hour ago, this - now the line is — the downstream processing is ready to go, so we expect product hopefully tomorrow to be rolling out of Belvidere. So this is — the line was started up, as they say, over a week ago and it’s going to be — should be producing products tomorrow. So this is all good news and we can get back in — on our original path to get this material and blend it with our DHA and get it out to customers.

Another item I’d like to point out is Kingstree is coming on line as I speak. We have DHA from one of the large fermentors, more is coming, another tank is starting up later this week and the two subsequent tanks, I think next week — the following week.

The refining operation is working, the extraction’s working and now we have DHA being made in the large tanks. So we feel very good about this, pretty much on time, very complicated job and when we think that we started with dirt last September, we’re very proud of what we’ve accomplished.

I want to point out one other thing, that the productivity area is giving me a great deal of encouragement. We know in the past that — and small scale we’ve had significantly improved yields and productivity in our fermentation over the large scale.

And over the last few months, this is — since we talked last, our development work has really been making some excellent progress and now we’re seeing at the large scale experiments, results that are consistent with some of those at small scale.

So we feel that we’re — these improvements should be felt in the fourth quarter which is the — just gives us a great deal of comfort that we’re on our way to a much better gross profit margin in the future.

Also we’ve been making even more progress at the small scale development level in further improving our yield. So this whole process is setting us on a clear path toward improved yields and lower cost of goods and therefore better gross profit margins.

We also — as this equipment comes on scale, on stream at Kingstree, we’re going to start realizing economies of scale which will also help our gross profit margin. And as we build up material, we can then get in to a much more normal production process and avoid some of these inefficient practices that we’ve had to undertake to meet demand because everything should be (cranking).

So with all that, I think the basics are all in order to see an excellent progress in — starting in the fourth quarter and thereafter and we’ll have the volumes as well as the efficiencies. So with that, I’ll turn it over to Pete.

Peter Buzy:	All right, thank you.

I’m going to briefly talk about the results for the quarter, talk about our production and then talk about our forecast for the year. Again, we’ve prioritized getting products to customers at the expense of some efficiency and margin. Our sales for the quarter were approximately $42 million, which is a nice quarter-to-quarter increase from our first quarter, up about 18%, and up — close to 60% from the previous year.

The $42 million compares to our guidance, our guidance for the quarter was $38 million — $39 million, so we were actually able to get about $3 million in excess of the high-end of our guidance of product out the door. Again, primarily driven by the infant formula companies, the mix of US versus international sales is changing, it’s probably more of the product is being earmarked for US, that’s primarily because our customers have made a decision not to stock out and to stay at the detriment of some of the international growth, which we think will start to happen late this year and in ’05.

Contract revenue for the quarter was about $3.5 million, a slight increase from the first quarter. Those numbers will decrease in future years as we transition away from the contract business.

Our cost of sales suffered a bit for the quarter, our cost is about 35%. And again that reflected continued use of air freight for arachidonic acid, which we think will decrease slightly in Q3, and then we think improve more in Q4.

We were working with some outside contractors as well in our process and we’ve done that work, to again, to accelerate products to customers, but we’re also paying from a margin standpoint.

Martek’s research and development for the quarter is approximately $4.4 million, about 18% over Q1. And again, most of these efforts are the development efforts to bring the cost of oil production down. It’s also in the development of new products for food application, as well as our plant’s biotechnology efforts that started underway with a third party, a Canadian biotechnology company.

Martek’s SG&A was about $6.3 million, a 6% increase over the first quarter. Primarily we’re investing in the infrastructure; again, we’ve ramped up business development efforts, sales and marketing in the food and beverage area, as well as some of the finance department.

The numbers for the year also included about $700,000 relating to G&A cost at FermPro, which were not incurred the previous year.

Other operating expenses, primarily relate to start up at the Kingstree facility and some third party qualifications costs- - and these costs were up about $200,000 from the previous year.

Our net income for the quarter was $3.4 million, which is the midpoint of the range we previously discussed on our last conference call.

Briefly, Martek’s balance sheet, we finished the quarter about $55 million in cash, about $27 million receivables. Our days outstanding decreased from the previous quarter by about four days and that primarily relates to the timing of sales during the quarter.

We’re able to actually build our inventory levels, up about $7 million from the previous quarter and that’s primarily DHA inventory that we’re building. We think this is a good investment for the company, it positions us well for the pregnancy and lactation market and also for — once the arachidonic acid production catches up, we think we’ll see some nice sales growth.

Our — Martek’s property and equipment, up significantly in the quarter about $61 million, and again that’s primarily the construction at the Kingstree facility. And as Pete had mentioned, right now the start up is going in general as planned, we have DHA in the larger tanks as we speak.

During the quarter, we did increase Martek’s capability under our line of credit. We increased the borrowing max to $100 million; previously it was $85 million. Our borrowings at the end of the quarter were $69 million.

During the quarter we also signed a deal; an extension of our current arrangement with Dutch State Mines or DSM. Quickly the deal — the 15 year deal. It includes a cross-license of technology that does allow DSM to sell arachidonic acid in the animal feed market.

And then it does also give Martek the ability to make some of our DHA— I’m sorry — some of our arachidonic acid, approximately 10% or enough to fill any shortfall.

So, we started efforts to construct the downstream processing equipment and we’re probably four to six months away in connection with potentially making arachidonic acid at Martek’s facility.

Looking at our production, we continue to be on allocation mode in the infant formula market, arachidonic acid continuous to be the pinch point. The negative impact of the incident at DSM at their US facility probably will cost Martek between $7 million to $9 million of revenue in our third quarter.

We think in six months, again, DSM will be fully up and running in the US. We’ll have production both in Europe and then Martek will be up and running as well. So we’ll be able to get ahead of the demand curve and also build some inventory in this area.

The incident at DSM has caused a delay in some of their start up, in some of their output, so we will have a slight negative impact also in our fourth quarter in connection with this incident.

Basically, this incident has pushed back some of the projected levels of production from DSM.

Martek’s production continues to go very well. We’ve seen some very nice improvements in yields at large scale. And —again, our build-out at our Kingstree facility is tracking on time.

Looking at our capital spending, we spent approximately $120 million to date and we think the Phase 1 and Phase 2 projects will be between 170 and 180. We’ll be spending again this additional $50 million to $70 million over the next nine months or so.

Martek’s forecast for the third quarter; we are looking at sales somewhere between $44 million and $47 million.

Gross profit margins improving slightly a percentage or two, so the gross profit margin is between 36% and 37%. Again we still have a significant amount of inefficiencies in connection with flying material around and we only have a small portion of our arachidonic acid sales relating to DSM’s US production.

Our research and development cost we think will be between $4.5 million and $4.8 million. Martek’s SG&A will be between $6.6 million and $6.9 million. Other operating expenses will be between $400,000 and $800,000 with a net income of a range between $4 million and $5 million for the third quarter.

Looking at the year, in general, we’re looking at total sales of somewhere between $180 million and $190 million. Again, this number is down slightly from previous quarters or estimates, really because of the incident at DSM. There will be a third quarter impact and then some impact of fourth quarter capabilities of arachidonic acid.

We see our fourth quarter margin improving. We think our gross profit margin for the year should end up in the 38% range, so that does put our gross profit margin for the fourth quarter above 40%.

Research and development costs for the year, we think will be in the mid $17 million range. SG&A for the year we think will be approximately $26 million and other operating expenses for the year will be approximately $2 million.

On an overall consolidated basis that would put our net Martek’s net income for the year, between $22 million and $26 million. On a per share basis, that is between 71 cents and 83 cents per share.

With that, we will open it up for questions.

Operator:	Thank you.

Ladies and gentlemen, if you’d like to register for a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

If you’re using a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

Our first question comes from Elise Wang with Smith Barney. Please go ahead.

Elise Wang:	Hi, thanks for taking my question.

First question for you, in terms of the guidance that you just provided us for the year, does this also reflect the fact that you do have a shelf filing out there and you’ve indicated you may in fact raise the money either in the form of equity or debt?

And should we assume that this already factors in the possibility of that in your guidance or is it likely that we will get updated guidance in light of a potential financing?

Peter Buzy:	The — we have filed a universal shelf and right, now we are in registration, so we’re in somewhat of a quiet period associated with the filing. The guidance that we have given has not included any impact of future financing.

Elise Wang:	Okay.

And then, just to clarify, on the ARA production you — obviously you’ve indicated there is — production still coming out of Italy and obviously the scale-up is occurring in Belvidere. But can we get an understanding of the transition in that type of production? Is it at some point going to convert 100% to the Belvidere or is it going to continue to be production out of ARA - out of Italy that is terms of trying to understand what we should factor in, in terms of currency effect?

And in fact, if you could elaborate what some of the impact was with the currency?

Peter Buzy:	Right. I think what we’re looking at Elise is probably within the next, probably close to the three to six months, close to half of half as far as US versus production in Europe.

And as from a currency standpoint; I think that the impact really was give or take two or three margin points this past quarter, so there’ll be a fairly significant improvement with US production versus production overseas.

Then the other issue would be plants in New Jersey, should, in the long run, be cheaper production just because of larger scale.

So, we think, you know, probably in a year or two from now, it’ll be maybe as much as 60% or 70% coming out of the US production.

Elise Wang:	Okay.

And then lastly, if we can get an elaboration exactly where things stand on the pregnant and lactating opportunity and when we should expect to start seeing revenues come into play there from that area?

And secondly, in the food opportunity, if you could elaborate where — what the status is in terms of prototype products and when we may actually have a collaborative effort with a food company?

Peter Buzy:	In the — Elise, in the pregnancy and lactation area, I think we’ve said in the past that we hope to find, you know, a couple of deals this year and we did announce the deal with Mead Johnson earlier, that, you know, the amount of revenues in this fiscal year, there’d be some, it would be a not a large number, but it will really set the stage for ‘05 growth and that continues to be the case.

I think we are optimistic to do something else in the pregnancy and lactation area in the next, hopefully by the end of our fiscal year.

We continue to work with several different food companies. And I think we continue to be optimistic that we’ll have, you know, some levels of announcements later this year as well in the food area.

But all these, for this fiscal year will be, you know, small - smaller dollar amounts, but really set the stage for the growth in ‘05.

Elise Wang:	And any sense yet on the kind of terms that you might be able to get with food company, is it going to be similar to what you have in the infant formula area or the — or is it going to be varied depending on the amount of DHA that’s going to be used?

Peter Buzy:	You know, we’re trying to maximize the value to Martek so I think it is — it’s all particular to what type of food company and what geographic area we are talking about. You know, I think, in general, we’re looking at again improving margins and the food business should contribute to that.

Elise Wang:	Alright, thank you very much.

Operator:	Our next question comes from the line of Dalton Chandler with Needham & Company. Please go ahead, sir.

Dalton Chandler:	Yeah, hi.

You know, the R&D and the G&A both came in for the quarter a little bit above the high end of the guidance range you gave the last quarter, was that sort of a mid quarter decision to ramp up spending or was this related to the Belvidere situation or what happened there?

Peter Buzy:	Yeah, we — and I guess in both areas we are — in the development area, we’re accelerating a few projects just to get that benefit and margin in future periods. And including arachidonic acid, so we’re dealing kind of with the shortfall issue and a strategy to fix some of that, which Martek has.

On the SG&A area, you know, we do our best to make estimates, we came in a little bit higher, I mean part of that is, you know, there’s cost associated with getting the DSM deal done and then again just building up some of our infrastructure in that area.

Dalton Chandler:	Okay.

With regard to your own ARA production, you mentioned the total of $20 million of incremental spending related to that and to the inefficiencies in accelerating the other construction. Could you breakout the two of those from the $20 million?

Peter Buzy:	You know, I think it’s close to half and half. I mean, I think that the, you know, some of the construction spending is higher. Again, we prioritized getting it done rapidly and I — we’re looking at probably spending, you know, close, maybe $6 million to $10 million in connection with Martek’s ARA downstream processing capability.

Dalton Chandler:	Okay. And when do you think you’ll be able to stop air shipping in these other incremental expenditures you’re doing to, you know, keep production...

Peter Buzy:	Probably, you know, some of the — probably late Q3, it may bleed over slightly into Q4. Again we’re prioritizing getting products for customers; that’s the number one priority. But we do see, you know, improvement in margin in Q3 and then more coming in Q4, even with some sort of balance of flying some material around.

Dalton Chandler:	Okay.

And final question, you mentioned improvements in productivity due to your R&D, does that mean the $300 million and the $500 million run rate targets you’ve given us for production might be increased?

Peter Buzy:	You know, we — from the DHA standpoint, I think the answer is yes, we think so. We’ll address that probably in more detail in future calls.

On the arachidonic acid side, things are, you know, has slowed down slightly, but I think we’ll have, you know, we’re developing strategies to get that issue fixed.

Dalton Chandler:	Okay, thanks a lot.

Operator:	Our next question comes from the line of Tim Ramey with D.A. Davidson. Please go ahead.

Timothy Ramey:	I just was a little bit taken aback by the statement that you would continue to have, maybe 50% of your ARA coming out of Europe, you know, into next year. Was that originally in the plan or is that — is that just the plan...

Peter Buzy:	You know, that has always been in the plan. I think we want to, you know, minimize this — the risk of being dependent on any one facility, so having, you know, two facilities making the material we think makes sense and on the long run, that will also hedge against currency going the other way.

We’re getting every drop that the plant in Italy can make and, you know, probably in two years and maybe six years, 70% in the states, but having two plants making this material and then Martek making the material also, we think helps us from an overall risk standpoint.

Timothy Ramey:	In — the Martek production that you plan to add, the 10% or so, that falls under your new agreement, you’ll be able to have that up and cooking at one point — at what point?

Peter Buzy:	You know, I think we’re probably looking in the six month range; we are looking at ways to accelerate that.

Timothy Ramey:	Okay.

And just with regard to the guidance, is there any other factor that we need to be aware of other than the Belvidere facility’s disruption that causes guidance to come down so sharply?

Peter Buzy:	No, that’s the biggest issue. And, you know, we’ve given a $10 million range for the year and hopefully, you know, we’ll come in at the high end of that range, but it is ARA production dependent. That’s - right now, you know, the biggest concern of the company.

Timothy Ramey:	Okay, thanks.

Peter Buzy:	Our next question comes from the line of (Marshall Phoenix), private investor. Please go ahead, sir.

Marshall Phoenix:	Yes, I wanted to ask about your pricing policy in a general way. You seem to be close to being a monopoly on the product that you offer, so how, generally speaking, do you set your pricing? Do you just go for all you can get or do you have something in mind like a return on investment, return on equity? And to what extent are your — to what extent are your customers — how much leverage do they have? Do you get into a hard-nosed bargaining with them?

Peter Buzy:	You know, (Marshall), I guess years ago, you know, a lot of our customers, you know, I don’t think bought into the concept that people would be paid — willing to pay a little bit more for a better product for their child.

I think Martek has proven them wrong, as the product is doing very well and again to the consumer, it’s about a 15% premium pricing. Martek has made a decision not to increase our pricing. We’d rather, you know, let’s say go through these next year or so with the goal of getting the product as the gold standard, hopefully in all US infant formula, and a very large percentage of all infant formula worldwide.

And I think we would much rather do that and we think we have a path to better than a 50% pricing, a 50% gross profit margin with our current pricing.

The risk of raising prices would be that the products would remain as a premium product and we think, you know, Martek - that Martek’s best interest is to get this in as much infant formula as possible and that the margins will come, you know, again much better later this year and in ’05.

Marshall Phoenix:	Well, that sounds pretty much like, you just set the prices you want to get and the customers, not the end — not the parents but the manufacturers that you sell to. To what extent do they bargain hard with you, hard-nosed bargaining? To what extent can you — when the — stay with them if they don’t want to pay you your price? So there’s nobody else to go to, I guess, so, that’s what I’m wondering.

Peter Buzy:	I agree with you again but, you know, we are doing our best to work with the customer to have a reasonable price so everyone can make money here.

We have, again, I have a lot of leverage, so I don’t think we’re , you know, our price will decrease anytime in the near term, because to some extent, you know, we are the only product approved, and we&;re the gold standard in infant formula.

Marshall Phoenix:	Yeah, well, when you say you’re not going to increase the prices, does that mean — I assume you’ve got various prices to different customers, now does that mean...

Henry Linsert, Jr.:	(A level playing field).

Marshall Phoenix:	...does that mean that across the board, for the foreseeable future, you will just maintain those same prices?

Peter Buzy:	We have a — and generally, a most favored nation pricing, so it’s a level playing field for all of our customers and again in the kind of the short-term, I think we don’t anticipate any short-term price increases.

Marshall Phoenix:	Uh-huh, okay.

Peter Buzy:	If we could go to the next question, please.

Marshall Phoenix:	Yeah.

Operator:	The next question comes from the line of (Wanda Magdana) with (Manchester Management). Please go ahead.

Wanda Magdana:	Hi, yes Pete, I have a couple of questions for you.

First, I’m not sure if I missed it, did you give a net income guidance number for the entire year?

Peter Buzy:	Yes, net income for the year — between $22 million and $26 million.

Wanda Magdana:	Okay. And what was your previous guidance for revenue for the July quarter?

Peter Buzy:	We have not a given a July revenue guide — revenue — I guess we gave, in the last quarter we said we’ll be north of $50 million in sales. Subsequent to that, we have put out the press release concerning the incident in Belvidere.

Wanda Magdana:	Okay, great.

Other question was, I wonder if you could talk just a little bit about the inventory number, if you could talk about the mix. I’m assuming that almost all of that is DHA, but it — the inventory number has increased pretty significantly since — for example, on October, is about $14 million?

Peter Buzy:	Right.

Wanda Magdana:	Just talk about the split of that — was that $14 million, you know, half and half, and then now it’s almost all DHA?

Peter Buzy:	A significant portion of — is DHA, we do have some arachidonic acid that — at the end of the balance — at the balance sheet date, was going through the approval process.

So for — on a percentage basis I think we’re probably looking at 60% or so, that increased in DHA. And again this gives us flexibility that we’ve never had in the past. And as soon as the arachidonic acid production comes on, we’ll be in very good shape.

Wanda Magdana:	And is, as a cost component, is ARA significantly more expensive than DHA?

Peter Buzy:	You know, they’ve been tracking — it’s fairly similar to each other. I think that, you know, we have some cost containment — like our cost improvement programs that we talked about as far as getting better efficiency out of the plant, where DHA costs will start to be cheaper.

Wanda Magdana:	Great. Thank you very much.

Operator:	Our next question comes from the line of Scott Van Winkle with Adams, Harkness.

Please go ahead.

Scott Van Winkle:	Hi, guys.

A quick follow-up in that last question. When you say your cost are pretty similar between arachidonic acid and DHA, that sounded like — if you assume that 2/3 of the products you’re selling are arachidonic acid, that would mean your arachidonic acid prices, your cost are about twice as high as DHA, am I getting that right?

Peter Buzy:	No, on a per kilo basis, they’re similar.

Scott Van Winkle:	All right, but you’re still, your mix is two-thirds ARA, one...

Peter Buzy:	That’s right, Scott.

Scott Van Winkle:	Okay. So that 60% increase in DHA is pretty significant since it’s only a third of your product mix.

Peter Buzy:	Yes.

Scott Van Winkle:	Okay, any — did any of your sales in this quarter just completed the Q2, any of that arachidonic acid come from New Jersey?

Peter Buzy:	No. And I think what — we said that last quarter, we have arachidonic acid in inventory now, from New Jersey, we had — again, at the end of April, and that material is scheduled to be sold this quarter.

Scott Van Winkle:	So this run rate of revenue of, you know, $42 million is about your 100% production coming out of Italy on arachidonic acid?

Peter Buzy	That’s correct, yes.

Scott Van Winkle:	And so, it looks to me like you’re assuming at least $60 million of revenue in the fourth quarter, that would assume that about a third of your ARA is coming out of New Jersey, you know, and 2/3 coming out of Italy, is that correct?

Peter Buzy:	That’s in rough numbers, correct, yes.

Scott Van Winkle:	Okay. And six months being, you know, the next quarter out we could see more of a half and half on the arachidonic acid.

Peter Buzy:	Yes.

Scott Van Winkle:	Okay. And the next question, on your R&D spending, can you break it down in a little bit more detail, you know, between external research that you’re funding, your internal development, and you have split it up between your manufacturing and put it up between what you’re doing to develop food products?

Peter Buzy:	Yeah, probably, you know, three-quarters of the cost are internal. You know, and — a big piece of that relates to getting our DHA production costs down, you have — you know, maybe a quarter of that cost relates to food applications, developing new formulations for food, and then we also had several hundred thousand dollars in the quarter as part of the increase relating to the AgBio efforts with SemBioSys, the Canadian biotechnology company.

Scott Van Winkle:	Okay. And on your other expense line, the start-up cost....

Peter Buzy:	Right.

Scott Van Winkle:	...(predominantly), is that going to fall from Q3 where you got it for 400,000 to 800,000, is that going to fall into the fourth quarter?

Peter Buzy:	Yeah, there maybe some, you know, I think, you know, most likely, it’ll be -probably more weighted to Q3, and that number should come down in Q4.

Scott Van Winkle:	Okay. And is DSM going to pass on in your cost plus deal, they’re going to pass on any cost around this restarting up after the fire in New Jersey?

Peter Buzy:	Yeah, the new deal with DSM has a negotiated dollar amount set for the year, so we don’t think that this — the incident will add to the cost structure. Unfortunately, it does add to some of the logistical chaos that we have now as far as flying material around to accelerate orders. So, it does push some of the margin improvement out until, you know, Q3 and a small amount in Q4. But the cost associated with this downtime, we should not get charged for this.

Scott Van Winkle:	And you were able to get some insurance proceeds from the power outage last year, any chance that happens again this time?

Peter Buzy:	You know, we’re evaluating that and we have not included any potential proceeds in the numbers that we gave. I think — the last time I think we had, you know, 1 million or 1.5 million of insurance proceeds.

Scott Van Winkle:	Okay, you know, Pete Linsert, you’ve been pretty quiet on the call, in Q&A, can I throw you a question?

Henry Linsert Jr.:	(Some of you’re) — there’s pretty much money issues and Buzy knows a lot more about that than I do so, but — what do you got?

Scott Van Winkle:	And on the pregnant and lactating, I recognized that no specific announcements has been made on how that product will be marketed and, you know, if you can’t talk, you can’t tell us details — don’t tell us details, have you found out yet exactly how that’s going to be marketed?

Henry Linsert Jr.:	Yeah, we have a pretty good idea.

Scott Van Winkle:	Okay, so it’s rolling along, we’re just waiting for an announcement later this year?

Henry Linsert Jr.:	That’s accurate.

Scott Van Winkle:	Okay, thank you.

Operator:	Our next question comes from the line of (Alfie Birch) with (Birch Capital). Please go ahead.

Alfie Birch:	Hi, guys, how are you? Just three quick questions.

One is on the inventory, can you help me understand why there’s ARA sitting on inventory in the balance sheet while at the same time you’re spending a lot of money to fly it from Europe. Can you just....

Peter Buzy:	Sure. And the reason is we received some ARA out of the New Jersey facility. Martek is doing the — some of the downstream processing of that ARA and then there’s also a qualification process. So, it is sitting in more of a work in process as opposed to finished goods. And that’s just really, you know, part of the nature of the beast that’s — in connection with start-up of facilities.

Alfie Birch:	So even though there is a huge demand for it, it is kind of just sitting in the qualification process?

Peter Buzy:	Well, I mean there’s some material, but there is a qualification process and some downstream processing. And at the balance sheet date, at the end of April, it was going through those two processes. And as soon as the material is ready, it will be sold. So, I think we said in the past, that material would be sold in our third quarter.

Alfie Birch:	Second question is just on your customer base. I’m curious if any of the big, you know, nutritional formula providers have expressed concerns to you, there was obviously a blackout several months ago, now there’s been a fire, you know, things are not running on full cylinders, so — and they’re faced with a sole source supplier issue, so have any of those — any of your customers expressed concern about that, and if so what are they doing about it?

Henry Linsert, Jr.:	Well, first of all the issue is, the demand has been so great that we’ve had no chance to build-up finished goods inventory to meet this. Normally, these incidents happen at plants all the time and they would not be material. So what we’ve told our customers that we are going to start making this, we’ve assured them that our contractor, DSM, is putting their A-team on things, which they have. And hopefully we’ve had our quota of these things that won’t come back.

Alfie Birch:	Got it, okay, and then.

Henry Linsert, Jr.:	Like — our intent is to build-up a finished goods inventory, so if stuff like this happens again, we can just ship out of finished goods, which is how normally in every business circumstance, you’d handle it. So we’ve just been unfortunate that demand has been so high that we haven’t been able to do that.

Alfie Birch:	Yeah, it’s certainly not showing up in the revenue line, but that, you know, related to that on a competitive issue....

Henry Linsert, Jr.:	Wait a minute, what’s that on the revenue line?

Alfie Birch:	Some of your customers are they — it’s public information, and I guess at least one of them filed for GRAS approval. So are you seeing more competitors looking at....

Henry Linsert, Jr.:	That was a long time before this.

Alfie Birch:	...this, the space and how are you coping with that?

Henry Linsert, Jr.:	I didn’t get the question, it’s coming in broken up. I don’t know if you’re hearing us broken up, but we — that’s what we are.

What was that question again?

Alfie Birch:	Sure, sorry about that.

One of your major customers has obviously publicly filed for GRAS approval and I’m curious if you’re seeing more competitors try to enter the space. I know you have patents on the formula side but some of them maybe on pregnant and lactating, or food and beverage, or other markets, if you could just comment on that.

Henry Linsert, Jr.:	Well, they filed for GRAS over two years ago before all these episodes. That hasn’t been approved and I don’t know if that’s - how well that’s going with them, but we haven’t seen other — any other evidence of people getting nervous and going to a fish oil alternative.

Peter Buzy:	And again we have walked our customers through our expansion plans. And, you know, our customers right now are comfortable, continually launch the products based upon Martek’s expansion plans, really we’re, you know, a few months from now or later this year, we’ll have, you know, three sites making arachidonic acids, two fully integrated sites making the DHA, and will be beyond some of these production potential shortfalls.

With that I think we’ll take one more question if there’s another question.

Operator:	Our next question comes from the line of Kyle Stults with William Smith & Company. Please go ahead.

Kyle Stults:	Hi, good afternoon.

I hope I’m not repeating a previous question. Did you break-out the, or could you break-out the revenue you expect from contract manufacturing next quarter and for the rest of the year, versus what’s going to be in nutritional product sales?

Peter Buzy:	Sure, we’re looking at the contract manufacturing next quarter being approximately $3 million and then contract manufacturing for the entire fiscal year being near $13 million.

Kyle Stults:	Okay, great, thanks a lot, guys.

Peter Buzy:	All right, well thank you very much and we look forward to having this call again in three months. You know, this quarter, we’ve had some production issues, but again, I think we have the strategy to fix these issues and demand continues to be outstanding for our products.

Thank you.

Operator:	Ladies and gentlemen, that does conclude the conference call for today, we thank you for your participation and ask that you please disconnect your line.

END